                                                                EXHIBIT 12.2

                 IKON OFFICE SOLUTIONS, INC. AND SUBSIDIARIES
                      RATIO OF EARNINGS TO FIXED CHARGES
                            (dollars in thousands)




                                                 Six Months
                                                    Ended                        Fiscal Year Ended September 30
                                                                ----------------------------------------------------------------
                                              March 31, 1997       1996         1995         1994          1993         1992
                                              --------------    ----------   ----------   ----------    ----------   -----------
Earnings
       Income from continuing operations      $      47,118   $  164,893   $  115,011   $     1,996   $   61,276   $     51,612
       Add:
            Loss from unconsolidated
              affiliate                                                                     117,158        2,538
            Provision for income taxes               37,501      107,984       75,501        41,315       40,093         33,488
            Fixed charges                            76,373      127,557       82,354        60,367       49,418         39,761

                                              -------------   ----------   ----------   -----------   ----------   ------------
       Earnings, as adjusted            (A)   $     160,992   $  400,434   $  272,866   $   220,836   $  153,325   $    124,861
                                              =============   ==========   ==========   ===========   ==========   ============


Fixed charges
       Other interest expense, including
            interest on capital leases        $      63,187   $  105,222   $   61,888   $    44,096   $   39,044   $     30,923
       Estimated interest component of
            rental expense                           13,186       22,335       20,466        16,271       10,374          8,838

                                              -------------   ----------   ----------   -----------   ----------   ------------
       Total fixed charges              (B)   $      76,373   $  127,557   $   82,354   $    60,367   $   49,418   $     39,761
                                              =============   ==========   ==========   ===========   ==========   ============


Ratio of earnings to fixed charges
                     (A) divided by (B)                 2.1 *        3.1          3.3           3.7          3.1            3.1
                                                        ---          ---          ---           ---          ---            ---

* Excluding the effect of the extraordinary loss, the ratio of earnings to fixed charges for the six months ended 3/31/97 is 2.4.